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                                                                   EXHIBIT 11.1

                        GLOBAL TELESYSTEMS GROUP, INC.
                  STATEMENT RE: COMPUTATION OF PER SHARE LOSS
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
                                                                                    Nine months ended
In thousands except per share data                 Year ended December 31,           September 30,
                                                1994        1995        1996        1996        1997
-----------------------------------------------------------------------------------------------------
NET LOSS PER SHARE:
Weighted average shares of common
stock outstanding                             16,167      24,032      29,482      27,640      36,048

Shares of common stock issued during
the twelve month period prior to the
initial filing of the S-1 (using the
treasury stock method)                           648         648         648         648         648

Common equivalent shares from
options and warrants issued during
the twelve month period prior to
the initial filing of the S-1
(using the treasury stock method)                448         448         448         448         448
                                            --------    --------    --------    --------    --------
Total                                         17,263      25,128      30,578      28,736      37,144
                                            ========    ========    ========    ========    ========
Net loss                                    $(11,985)   $(40,400)   $(67,991)   $(48,473)   $(87,872)
                                            ========    ========    ========    ========    ========
Net loss per share                          $   (.69)   $  (1.61)   $  (2.22)   $  (1.69)   $  (2.37)
                                            ========    ========    ========    ========    ========

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